Exhibit 99.1

Washington Prime Group Announces Fourth Quarter and Fiscal Year 2019 Results

•
The Company announced its dividend policy for 2020 of $0.50 per annum for common share and operating partnership units resulting in an increase in cash availability of nearly $110 million during 2020 alone, of which the Company expects to utilize to fund its pipeline of attractive redevelopment projects

•	Based upon the Company’s free cash flow projections, the 2020 funds available for distribution (FAD) payout ratio is estimated at 63%

•	The Company maintains outlook for growth in 2020 with combined Tier One and Open Air comparable net operating income (NOI) increasing 50 to 150 basis points

•	The Company was in compliance with all of its unsecured debt covenants at the end of 2019, and based upon current projections, anticipates remaining in compliance throughout 2020

COLUMBUS, OH - February 26, 2020 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2019 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income (loss) per diluted share	$0.09	$0.29	$(0.05)	$0.42
FFO per diluted share	$0.42	$0.60	$1.45	$1.73
FFO per diluted share, as adjusted	$0.31	$0.38	$1.18	$1.51
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are provided in this press release.
Fourth Quarter Financial Results
Net income attributable to common shareholders for the fourth quarter of 2019 was $17.1 million, or $0.09 per diluted share, compared to net income of $55.0 million, or $0.29 per diluted share, a year ago. The year-over-year (YOY) difference relates primarily to lost rental income from retail bankruptcies and related cotenancy. Additionally, results for the fourth quarter of 2019 include a gain on the extinguishment of debt of $24.7 million, and a gain on disposition of interests in properties of $12.3 million, which compares to $55.9 million of such gains during the same quarter a year ago.
Funds from Operations (FFO), as adjusted for the fourth quarter of 2019 was $70.1 million, or $0.31 per diluted share, which compares to $84.0 million, or $0.38 per diluted share, during the same quarter a year ago. The YOY decrease in FFO, as adjusted, relates primarily to lost rental income from retail bankruptcies and related cotenancy along with the increase in general and administrative expenses.

Business Highlights
Significant Leasing Progress

◦	Leasing volume during 2019 exhibited a 6% YOY increase totaling 4.4 million square feet (SF) and the number of lease transactions increased 11% YOY;

◦	This follows leasing volume of 4.2 million SF and 4.0 million SF in 2018 and 2017, respectively, totaling 12.6 million SF during the previous three years;

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Of the aforementioned 4.4 million SF in 2019, 57% of new leasing was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness, and professional services; and

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The Company continues to incent its leasing and property management professionals in order to further diversify tenancy as illustrated by a 180 signed leases qualifying under various incentive programs during 2019.

Stable Operating Metrics

◦	New leasing spreads increased 1.6% during the trailing 12 months ended December 31, 2019 for Tier One and Open Air assets;

◦	Tier One sales PSF increased 4.0% YOY to $413 as of December 31, 2019;

◦	Tier One occupancy cost improved 60 basis points to a sector leading 11.2% as of December 31, 2019;

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As of December 31, 2019, combined Tier One and Open Air occupancy decreased 130 basis points YOY to 93.4%, of which 120 basis points was attributable to the bankruptcies of Charlotte Russe, Gymboree, and Payless ShoeSource;

◦	YOY 2019 comparable NOI increased 2.1% for Open Air and decreased 8.0% for Tier One, resulting in a combined decrease of 5.2%;

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This combined decrease in 2019 comparable NOI of $24.5 million is primarily attributable to $14.8 million of cotenancy and rental income loss from 2018 bankruptcies (Bon-Ton Stores, Sears and Toys R Us) and $6.1 million from the aforementioned 2019 bankruptcies.

◦
Excluding the aforementioned cotenancy impact and rental income loss, YOY comparable NOI for combined Tier One and Open Air would have been (2.2%) and (0.8%) for the fourth quarter and full year 2019, respectively; and

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Exhibiting sequential improvement from the third quarter, fourth quarter 2019 comparable NOI increased 250 basis points to 5.1% for Open Air, increased 90 basis points to (7.9%) for Tier One, and combined increased 90 basis points to (4.6%).

Activation Activity

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During 2019, the Company hosted 3,297 events and activations, digital media campaigns produced 1,454 corporate managed advertisements, and a robust social media initiative resulted in 33,871 and 25,420 additional Instagram and Facebook followers, respectively;

◦	The Company received one ICSC MAXI Award and two MarCom Awards for marketing and social media excellence; and

◦	The Company introduced the first national landlord sponsored TikTok influencer campaign (#SweeTok) which resulted in over 10,000 guest visits and 36 million social media views.
Department Store Adaptive Reuse Progress

◦	The Company resolved 18, or 72%, of the 25 department stores of which the Company has control;

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As exhibited within the most recent fourth quarter 2019 supplemental, the Company continues to provide real time updates relating to the 30 department stores within its Tier One and Open Air assets identified for repositioning (excluding space owned by third parties such as Seritage Growth Properties). As of December 31, 2019, five of these department store spaces remained occupied by Sears;

◦	These include the following projects, all of which are situated within Tier One assets:

•	The Mall at Johnson City, Johnson City, Tennessee: HomeGoods will anchor the replacement of the former Sears;

•	Polaris Fashion Place®, Columbus, Ohio: FieldhouseUSA will anchor the mixed use redevelopment of former Sears;

•	Town Center at Aurora®, Aurora, Colorado: FieldhouseUSA will anchor the planned mixed use redevelopment of the former Sears;

•	Markland Mall, Kokomo, Indiana: A national retailer has executed a letter of intent to replace the former Carson Pirie Scott (Bon-Ton Stores);

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Southern Park Mall, Boardman (Youngstown), Ohio: The demolition of the former Sears is underway and is to be replaced by DeBartolo Commons which includes an athletic green space, an ice skating rink and entertainment venue;

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Southern Park Mall, Boardman (Youngstown), Ohio: The redevelopment project will also feature a new entertainment hub anchored by Steel Valley Brew Works as well as an indoor golf facility and several new food and beverage options. The renovation also includes a permanent DeBartolo-York Family installation situated within the common area;

•	Port Charlotte Town Center, Port Charlotte, Florida: A national entertainment concept has executed a letter of intent to replace Sears;

•	Longview Mall, Longview, Texas: National retailers have executed letters of intent to replace the former Sears;

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Mesa Mall, Grand Junction, Colorado: Three department store replacements include a national sporting goods retailer replacing the former Herberger’s department store (Bon-Ton Stores), Dillard’s will replace the former Sears and HomeGoods will replace the former Sports Authority all of which have executed letters of intent;

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Southern Hills Mall, Sioux City, Iowa: The Company has executed a letter of intent with a national off price retailer and has received a letter of intent from a national home furnishings retailer to replace the former Sears location;

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Southgate Mall, Missoula, Montana: Dillard’s opened a second location during June 2019 replacing the former Herberger’s (Bon-Ton Stores). The Company also recently announced SCHEELS All Sports will replace the current JCPenney which is expected to close during the second quarter of 2020 of which the Company proactively gained control of JCPenney to allow for the adaptive reuse;

•	Grand Central Mall, Parkersburg, West Virginia: The Company announced HomeGoods, PetSmart, Ross Dress for Less and T.J. Maxx will collectively replace the former Sears location;

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Morgantown Mall, Morgantown, West Virginia: The Company has executed a lease with Dunham’s Sports replacing space previously occupied by Elder Beerman (Bon-Ton Stores). A national discount retailer and an entertainment concept have provided letters of intent to replace the former Belk department store and the former Sears will be replaced with outdoor greenspace for athletic and entertainment use;

•	Lincolnwood Town Center, Lincolnwood, Illinois: The RoomPlace opened August 2019 replacing Carson Pirie Scott (Bon-Ton Stores); and

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The Mall at Fairfield Commons, Dayton, Ohio: Round1 Entertainment opened November 2019 replacing the lower level of the former Sears, and the upper level is currently under construction and will be occupied by Morris Furniture, which is expected to open during the second quarter of this year.

Mixed Use Progress

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Clay Terrace, Carmel, Indiana: Predevelopment is underway and will be comprised of an approximately 290 unit multifamily rental project, an approximately 140 guest room hotel, new office space totaling 200,000 SF and an additional approximately 70,000 SF of space intended for lifestyle and food and beverage;

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WestShore Plaza, Tampa, Florida: The Company is underway regarding the process of obtaining necessary entitlements and discussions continue regarding a joint venture of this mixed use redevelopment replacing the Sears space. In conjunction, the Company also purchased an outparcel which is to be included as part of the entitlement process; and

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Westminster Mall, Westminster, California: The Company is in the process of obtaining necessary entitlements and discussions are underway regarding the planned mixed use predevelopment project. The Company is working with several local landowners and all other stakeholders to explore mixed use opportunities, including residential, office and hotel components, as well as ground level retail. On the site owned by Washington Prime Group alone, the Company anticipates the potential for up to 1,000 multifamily residential units.

Financial Transactions

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The Company recently executed a letter of intent with Spirit Realty Capital, Inc. (SRC) for the sale of the fee or leasehold interest in eight outparcels for a combined purchase price of $14.2 million equating to an approximately 6.5% capitalization rate; and

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The Company anticipates an additional $50 million of disposition proceeds from various transactions, of which the majority are expected to close by year end, with resulting proceeds to be utilized for redevelopment;

◦	The Company completed several financial transactions in 2019 and has demonstrated continued ability to access new strategic capital including:

•	The Company proactively retired $29.1 million of outstanding principal related to the Senior Notes due 2024 recording a $1.2 million gain on extinguishment;

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The Company repaid the $47.6 million mortgage loan previously secured by four Open Air assets, which was scheduled to mature on October 16, 2019 at a fixed rate of 7.5%. Simultaneously, the Company closed on a new $117.0 million loan secured by the same four assets. The interest-only loan bears interest at a fixed rate of 3.67%. The loan will mature on October 1, 2029;

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Approximately $68.1 million of net loan proceeds from the aforementioned transaction, as well as proceeds from the previously executed $180 million nonrecourse mortgage loan secured by Waterford Lakes Town Center, will provide the necessary liquidity to address the upcoming $250 million senior unsecured note maturing April 2020;

•	Mortgage loans secured by three noncore assets were extinguished upon property transitions to the respective lender during 2019, resulting in extinguishment of $94.7 million in mortgage loans;

•	The Company completed the sale leaseback of fee interest in land at of four enclosed assets; and

•	The Company signed a definitive agreement for sale of 20 additional outparcels to FCPT Acquisitions, LLC ("Four Corners") for $38 million.
Louis Conforti, CEO and Director, Commentary: “My colleagues and I have worked hard and smart to differentiate our Company by diversifying tenancy, activating common area and undertaking value added adaptive reuse. In addition, we have made sound financial and strategic decisions as well as demonstrating the ability to access traditional as well as more resourceful capital.
“Take for instance our decision during the previous four years to dispose of seventeen assets (not including outparcel sales) which we considered incongruous to our dominant town center objective. Regardless of short term dilution, this action has proved more than prudent allowing us to devote our time and money to those assets most able to benefit from focused adaptive reuse. Our progress to date illustrates we’ve made the right choices.

“Notwithstanding, there continues to exist skepticism as it relates to the necessary capital required to accomplish this adaptive reuse mandate. The reset of the dividend is intended to alleviate any such doubt whatsoever. As opposed to acting out of weakness, the Board proactively made this decision at our earliest available opportunity. Our fiduciary responsibility is to allocate capital accordingly and this decision to enhance our liquidity was only logical.
“The simple table below clearly illustrates this improved free cash flow. Several relevant factors should be noted including $70 million of tenant allowance and Cap-Ex deducted from FAD, nor does it need any additional credit facility borrowing. In addition to the six projects commenced in 2019, we anticipate starting twelve, four and eight department store adaptive reuse projects during 2020, 2021 and 2022, respectively. Simple extrapolation illustrates plenty of free cash flow during these years to deliver these projects.”

(Dollars in thousands)
Midpoint of 2020 Guidance
Estimated funds available for distribution (FAD)¹	$177,700
Estimated common share and operating partnership unit dividend distribution	(111,700)
Estimated free cash flow	66,000
Estimated proceeds from outparcel and other non-income producing sales	50,000
Estimated cash available for department store adaptive reuse and redevelopment	116,000
Planned spend on department store adaptive reuse	(80,000)
Estimated net cash surplus	$36,000
Estimated FAD payout ratio	63%

¹A reconciliation for the expected range of estimated net loss attributable to common shareholders per diluted share to estimated Funds Available for Distribution (FAD) per diluted share included within this press release.

Conforti added: “Take a hard look at the following financial metrics and see how we stack up against our sector peers. Furthermore, when it comes to leasing volume and resolving department store vacancy, while it’s difficult to glean comparable information from some of our peers, I’d take the over we are leaders on a relative size basis in both endeavors.”

Representative Financial Metrics:
Unencumbered NOI: Total NOI	56%
Open Air NOI: Total NOI	27%
EBITDA: Interest Expense (including share of unconsolidated entities)	2.61x
Combined Tier One and Open Air NOI: Total NOI	93%
Occupancy Cost	11.2%
Conforti continued: “One other point, as it relates to Open Air NOI of 27%, when you include nine assets we classify as Tier One but have an open air format (Arbor Hills, The Arboretum, Bowie Town Center, Clay Terrace, Malibu Lumber Yard, Oklahoma City Properties, Scottsdale Quarter, Town Center Plaza & Crossing, and Waterford Lakes Town Center) our open air portfolio increases to 40% of total NOI.
“During last quarter’s earnings release and conference call, we provided a summary of incremental Net Asset Value (NAV) potential of ~$2.00 per share for three redevelopment assets. This analysis assumes we sell fully entitled land parcels to developers of residential, lodging and office product while retail remains the responsibility of WPG. Note, the capital investment required to deliver this fully entitled land parcels is deducted from NAV.

“In this light, we are pleased to announce the first of the three redevelopments is underway at Clay Terrace. This redevelopment will be comprised of a ~290 unit multifamily rental project, a ~140 guest room hotel, new office space totaling 200,000 SF and an additional ~70,000 SF of space intended for lifestyle and food and beverage tenancy.
“In closing, Washington Prime Group will continue to improve its assets via differentiated tenancy and dynamic activations. Our Company is also increasingly embracing the fact we are an essential participant regarding the logistics, distribution and delivery of goods and services, which speak to an omnichannel perspective. As the dominant town center within our respective trade areas, it is imperative we provide convenience in addition to interesting alternatives where our guests can eat, shop, work, play and live. With this in mind, my colleagues and I are going to get back to our jobs and continue to grind it out.”
Financial Activity
Dispositions
On January 21, 2020, the Company executed a letter of intent with Spirit Realty Capital, Inc. (SRC) for the sale of the fee interest or leasehold interest in eight outparcels for a combined purchase price of approximately $14.2 million. This pricing reflects a mid-six percent capitalization rate on in-place net operating income. Washington Prime Group and Spirit Realty Capital anticipate closing on the majority of the outparcel sale in 2020, subject to due diligence and closing conditions.
On January 31, 2020, the Company completed the sale of DeKalb Plaza in King of Prussia, Pennsylvania to an unaffiliated private real estate investor for a purchase price of $13.6 million.
On January 14, 2020, The Company completed the sale of Matteson Plaza in Matteson, Illinois to an unaffiliated private real estate investor for a purchase price of $1.1 million.
On December 19, 2019, The Company completed the sale of Charles Towne Square in North Charlestown, South Carolina to an unaffiliated private real estate investor for a purchase price of $5.0 million.
The Company announced in September 2017 the sale of multiple tranches of outparcels to Four Corners with a combined purchase price of approximately $70 million, of which the Company closed on $27.8 million of restaurant outparcels in 2018. In addition, the Company signed during the third quarter of 2019 a definitive agreement for the sale of 20 additional outparcels to Four Corners for a combined purchase price of approximately $38 million. The Company completed approximately $41.1 million of outparcel sales during 2019. The Company anticipates closing on most of the approximately $4.6 million of remaining outparcel sales from the 2017 transaction and the majority of the remaining approximately $29.0 million from the 2019 transaction in 2020, subject to due diligence and closing conditions.
Additionally, during the year ended December 31, 2019, the Company sold certain undeveloped land parcels and developed outparcels for an aggregate purchase price of $8.8 million.
The net proceeds from the disposition activities were generally used to fund ongoing redevelopment efforts and for general corporate purposes. In connection with the 2019 dispositions, the Company recorded a net gain of $38.4 million which is included in gain on disposition of interests in properties, net in the accompanying consolidated statements of operations and comprehensive (loss) income for the year ended December 31, 2019.
Mortgage Loans
On December 20, 2019, the Company completed the extension of the mortgage loan on The Mall at Johnson City, located in Johnson City, Tennessee. The extension is effective May 6, 2020 and will extend the maturity of the mortgage loan to May 6, 2023, with two additional one-year extension options available to this unconsolidated property. The extension requires a $5.0 million principal prepayment on May 6, 2020, in addition to funding of $10.0 million for certain reserve accounts.

On December 18, 2019, the mortgage loans secured by West Ridge Mall and Plaza, located in Topeka, Kansas, were extinguished upon the property transitions to the lender. The Company recognized a gain on debt extinguishment, net of default interest, of approximately $23.1 million related to the transitions during the fourth quarter of 2019.
Washington Prime Group Board of Directors Declares Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend on its common shares and operating partnership units. A cash dividend of $0.125 per common share and operating partnership unit was declared. The dividend is payable on March 16, 2020 to shareholders and operating partnership unit holders of record on March 9, 2020.
In addition, the Board of Directors declared quarterly cash dividends of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of Preferred Limited Partnership Interest. Each of the cash dividends on these preferred shares and preferred units is payable on April 15, 2020 to shareholders and operating partnership unit holders of record on March 30, 2020.
2020 Guidance
The Company is introducing guidance for fiscal 2020 net loss attributable to common shareholders in the range of $(0.33) to $(0.25) per diluted share and expects FFO in a range of $0.99 to $1.07 per diluted share. The 2020 guidance indicates a decrease in FFO over the prior year. Declines from 2019 include nearly $0.12 due to dispositions, lower outparcel sales and the full year impact from the Perennial ground lease transaction.

Key guidance assumptions for 2020 include the following:

◦	Total comparable NOI for the Company’s Tier One and Open Air portfolios (core properties) of $434.9 million - $439.1 million which represents growth of 0.5% to 1.5% over 2019.

◦	Total comparable NOI of $28.0 million - $30.0 million for the Company’s Tier Two properties and a center that has been reclassified for redevelopment,;

◦	Total comparable NOI of approximately $2 million - $4 million from the Company’s Noncore properties;

◦	Transition of one to three Noncore assets to the lender in 2020 with any potential gain from the transfer being excluded from the earnings guidance;

◦	Tier classifications for enclosed properties, as well as the list of Noncore properties, can be found in the fourth quarter 2019 supplemental information report available on the Company’s website;

◦	Corporate overhead and general and administrative expense (excluded from property net operating income) of $70 million - $74 million;

◦	Fee income (including lease termination and management fees) of $13 - $16 million

◦	Interest expense (excluding interest on the unconsolidated properties) of $153 - $155 million

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Redevelopment spending, including the pro rata share of joint venture properties, of approximately $100 million, inclusive of approximately $80 million related to adaptive reuse of former department stores;

◦	Recurring Cap-Ex spending and deferred external leasing costs, including the pro rata share of joint venture properties, of $65 million - $75 million;

◦	Net revenue related to non cash adjustments for purchase accounting and straight line rents, including the pro rata share of joint venture properties, of $10 million - $12 million;

◦	Gain from sale of outparcels of $10 million - $14 million;

◦	No change in preferred share dividends; and

◦	2020 annual dividend per common share and operating partnership unit of $0.50.

The following table provides the reconciliation for the expected range of estimated net loss attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, as well as the reconciliation for the expected range of the Company’s estimated Funds Available for Distribution (FAD) per diluted share for the year ending December 31, 2020:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.33)	$(0.25)
Depreciation and amortization including share of unconsolidated entities	1.32	1.32
Estimated FFO per diluted share	$0.99	$1.07
Capital expenditures and tenant improvements	(0.33)	(0.29)
Non-cash items	0.06	0.08
Estimated FAD per diluted share	$0.72	$0.86
Estimated annual dividend per common share and operating partnership unit	$0.50	$0.50
Estimated Payout Ratio	69%	58%

The following table provides a reconciliation of the expected range of net loss from GAAP financial statements to the Company’s NOI projections for the year ending December 31, 2020:

(Dollars in thousands)
	Low End	High End
Net loss	$(73,600)	$(55,600)
Depreciation and amortization	260,000	255,000
General and administrative and corporate overhead	74,000	70,000
Interest expense	155,000	153,000
Gains from sales of outparcels	(10,000)	(14,000)
Pro-rata share of unconsolidated joint venture in comp NOI	70,000	72,000
Non-comparable properties and other (1)	2,500	8,700
Fee income	(13,000)	(16,000)
Tier Two, redevelopment and noncore properties	(30,000)	(34,000)
Projected comparable NOI - Tier One and Open Air	$434,900	$439,100

Projected comparable NOI year-over-year growth (2)	0.5%	1.5%

(1) Includes income from unconsolidated entities, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2019 comparable NOI for Tier One and Open Air properties adjusted for actual and projected property dispositions was $432.7 million.
For the first quarter of 2020, the Company estimates net loss attributable to common shareholders to be in the range of $(0.12) to $(0.08) per diluted share and FFO to be in the range of $0.20 to $0.24 per diluted share.

A reconciliation of the range of estimated net loss per diluted share to estimated FFO per diluted share for the first quarter of 2020 follows:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.12)	$(0.08)
Depreciation and amortization including share of unconsolidated entities	0.32	0.32
Estimated FFO per diluted share	$0.20	$0.24
Earnings Call and Webcast on February 27
The Company will host its quarterly earnings conference call and an audio webcast on Thursday, February 27, 2020 at 11:00 a.m. Eastern Time.
The live webcast will be available in listen-only mode from the investor relations section of the Company’s website at www.washingtonprime.com. Listeners can also access the call by dialing 833.235.7642 (or +647.689.4163 for international callers), and the participant passcode is 8198659.
A replay of the call will be available on the Company’s website, or by calling 800.585.8367 (or +1.416.621.4642 for international callers), passcode is 8198659, beginning on Thursday, February 27, 2020, at approximately 1:00 p.m. Eastern Time through midnight on Thursday, March 12, 2020.
Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group®, Polaris Fashion Place®, and Town Center at Aurora® are registered trademarks of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com
Non-GAAP Financial Measures
This press release includes FFO, FAD and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, FAD and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.
FAD is a useful supplemental measure of the Company’s liquidity used by industry analysts and investors. The Company computes FAD by subtracting recurring tenant improvements, leasing commissions and capital expenditures and adjusting for non-cash items such as amortization of deferred financing costs, debt discounts and premiums, amortization of above (below) market rents for acquisition properties, non-cash executive compensation expense and straight-line rents. FAD provides useful information to the investment community about the Company’s financial position since FAD is a liquidity measure used by other REITs. However, other REITs may use different methodologies for calculating FAD and, accordingly, the Company’s FAD may not be comparable to other REITs.
Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
###

CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Rental income	$159,519	$173,123	$633,633	$690,432
Other income	10,504	9,826	27,851	27,047
Total revenues	170,023	182,949	661,484	717,479

Expenses:
Property operating	(39,460)	(38,237)	(154,328)	(148,433)
Real estate taxes	(21,133)	(21,385)	(82,139)	(86,665)
Advertising and promotion	(3,272)	(3,184)	(9,513)	(9,070)
Total recoverable expenses	(63,865)	(62,806)	(245,980)	(244,168)
Depreciation and amortization	(62,178)	(61,696)	(271,320)	(257,796)
General and administrative	(11,728)	(9,121)	(51,187)	(39,090)
Ground rent	(224)	(197)	(837)	(789)
Impairment loss	(6,320)	—	(35,256)	—
Total operating expenses	(144,315)	(133,820)	(604,580)	(541,843)

Interest expense, net	(38,576)	(36,360)	(153,382)	(141,987)
Gain on disposition of interests in properties, net	12,317	4,494	38,373	24,602
Gain on extinguishment of debt, net	24,747	51,395	63,660	51,395
Income and other taxes	(831)	(673)	(1,296)	(1,532)
Income (loss) from unconsolidated entities, net	503	851	(1,499)	541
Net income	23,868	68,836	2,760	108,655
Net income (loss) attributable to noncontrolling interests	3,260	10,321	(1,514)	15,051
Net income attributable to the Company	20,608	58,515	4,274	93,604
Less: Preferred share dividends	(3,508)	(3,508)	(14,032)	(14,032)
Net income (loss) attributable to common shareholders	$17,100	$55,007	$(9,758)	$79,572

Earnings (loss) per common share, basic and diluted	$0.09	$0.29	$(0.05)	$0.42

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	December 31, 2019	December 31, 2018

Assets:
Investment properties at cost	$5,787,126	$5,879,637
Construction in progress	115,280	35,068
	5,902,406	5,914,705
Less: accumulated depreciation	2,397,736	2,283,764
	3,504,670	3,630,941

Cash and cash equivalents	41,421	42,542
Tenant receivables and accrued revenue, net	82,762	85,463
Investment in and advances to unconsolidated entities, at equity	417,092	433,207
Deferred costs and other assets	205,034	169,135
Total assets	$4,250,979	$4,361,288

Liabilities:
Mortgage notes payable	$1,115,608	$983,269
Notes payable	957,566	982,697
Unsecured term loans	686,642	685,509
Revolving credit facility	204,145	286,002
Other indebtedness	97,601	—
Accounts payable, accrued expenses, intangibles, and deferred revenues	260,904	253,862
Distributions payable	3,252	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,341,139	3,209,752

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,254,771	1,247,639
Accumulated deficit	(655,492)	(456,924)
Accumulated other comprehensive (loss) income	(5,525)	6,400
Total stockholders' equity	796,349	999,710
Noncontrolling interests	110,226	148,561
Total equity	906,575	1,148,271
Total liabilities, redeemable noncontrolling interests and equity	$4,250,979	$4,361,288

RECONCILIATION OF FUNDS FROM OPERATIONS
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Funds from Operations ("FFO"):
Net income	$23,868	$68,836	$2,760	$108,655
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(14,272)	(14,272)
Real estate depreciation and amortization, including joint venture impact	71,370	70,821	310,430	295,900
Noncontrolling interests portion of depreciation and amortization	(67)	(35)	(67)	(35)
Net income attributable to noncontrolling interest holders in properties	(45)	(76)	(45)	(76)
Impairment loss, including (gain) on disposition of interests in properties, net	1,594	(1,598)	26,586	(3,353)
FFO	$93,152	$134,380	$325,392	$386,819

Adjusted Funds from Operations:
FFO	$93,152	$134,380	$325,392	$386,819
Gain on extinguishment of debt, net of default interest	(23,098)	(50,422)	(62,011)	(50,422)
Adjusted FFO	$70,054	$83,958	$263,381	$336,397

Weighted average common shares outstanding - diluted	224,228	223,145	223,811	223,004

FFO per diluted share	$0.42	$0.60	$1.45	$1.73
Total adjustments	$(0.11)	$(0.22)	$(0.27)	$(0.22)
Adjusted FFO per diluted share	$0.31	$0.38	$1.18	$1.51

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Variance $	2019	2018	Variance $

Reconciliation of Comp NOI to Net Income:
Net Income	$23,868	$68,836	$(44,968)	$2,760	$108,655	$(105,895)

(Income) loss from unconsolidated entities	(503)	(851)	348	1,499	(541)	2,040
Income and other taxes	831	673	158	1,296	1,532	(236)
Gain on extinguishment of debt, net	(24,747)	(51,395)	26,648	(63,660)	(51,395)	(12,265)
Gain on disposition of interests in properties, net	(12,317)	(4,494)	(7,823)	(38,373)	(24,602)	(13,771)
Interest expense, net	38,576	36,360	2,216	153,382	141,987	11,395
Operating Income	25,708	49,129	(23,421)	56,904	175,636	(118,732)

Depreciation and amortization	62,178	61,696	482	271,320	257,796	13,524
Impairment loss	6,320	—	6,320	35,256	—	35,256
General and administrative	11,728	9,121	2,607	51,187	39,090	12,097
Fee income	(3,013)	(2,483)	(530)	(11,682)	(9,527)	(2,155)
Management fee allocation	17	152	(135)	140	157	(17)
Pro-rata share of unconsolidated joint ventures in comp NOI	18,022	18,483	(461)	70,463	72,348	(1,885)
Property allocated corporate expense	4,195	3,833	362	16,870	14,591	2,279
Non-comparable properties and other (1)	190	(2,555)	2,745	423	(5,512)	5,935
NOI from sold properties	(695)	(2,782)	2,087	(2,482)	(12,720)	10,238
Termination income	(118)	(1,236)	1,118	(1,630)	(3,457)	1,827
Straight-line rents	(1,040)	(475)	(565)	(4,695)	(3,629)	(1,066)
Ground lease adjustments for straight-line and fair market value	4	12	(8)	20	50	(30)
Fair market value and inducement adjustments to base rents	(894)	(991)	97	(6,194)	(8,952)	2,758
Less: Tier 2 and noncore properties (2)	(8,342)	(12,137)	3,795	(32,131)	(47,646)	15,515
Comparable NOI - Tier 1 and Open Air properties	$114,260	$119,767	$(5,507)	$443,769	$468,225	$(24,456)
Comparable NOI percentage change - Tier 1 and Open Air properties			-4.6%			-5.2%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the Tier 2 and noncore properties held in each period presented.

EBITDAre
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Twelve Months Ended December 31, 2019
Calculation of EBITDAre:
Net income	$2,760
Interest Expense, net	153,382
Income and other taxes	1,296
Depreciation and amortization	271,320
Gain on disposition of interests in properties, net	(8,670)
Impairment loss	35,256
Pro-rata share of unconsolidated entities, net	72,634
EBITDAre (1)(2)	527,978
Gain on extinguishment of debt, net	(63,660)
Adjusted EBITDAre	$464,318

Interest expense, consolidated	$153,382
Interest expense, pro-rata share of unconsolidated	24,194
Total	$177,576

Adjusted EBITDAre to interest expense	2.61	x

(1) EBITDAre is calculated consistent with the NAREIT definition.
(2) EBITDAre includes the expensing of internal leasing costs of $16,321 for the twelve months ended December 31, 2019.